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NATIONWIDE LIFE INSURANCE COMPANY

[ONE NATIONWIDE PLAZA

COLUMBUS, OHIO 43215-2220]

EXTENDED NO-LAPSE GUARANTEE RIDER

TABLE OF CONTENTS

PLEASE READ THIS RIDER CAREFULLY	2

General Information Regarding this Rider	2
Benefits Provided by this Rider	2
Defined Terms	2
Covered Specified Amount	2
Extended No-Lapse Guarantee Death Benefit	2
Extended No-Lapse Guarantee Loan Value	2
Extended No-Lapse Guarantee Maximum Attained Age	2
Extended No-Lapse Guarantee Monthly Deduction	2
Extended No-Lapse Guarantee Net Amount At Risk	2
Extended No-Lapse Guarantee Net Premium	2
Extended No-Lapse Guarantee Value	2
Rider Charge	3

Extended No-Lapse Guarantee Rider Policy Continuation	3
Grace Period	4
Rider Reinstatement	4
Calculation of the Extended No-Lapse Guarantee Value	4
Allocation of Premium and Interest Crediting to the Accounts	4
Partial Surrenders and Loans	5
Extended No-Lapse Guarantee Percent of Premium Expense Factors	5
Extended No-Lapse Guarantee Monthly Deduction	5
Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk	6
Extended No-Lapse Guarantee Surrender Charge Factor	6
Extended No-Lapse Guarantee Value Factors	6
Changes to Insurance Coverage	6
Termination of the Rider and Negative Unloaned Cash Value Reset	7

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NWLA-536-NY	Page 1	(2/2020)

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PLEASE READ THIS RIDER CAREFULLY

General Information Regarding this Rider

This Extended No-Lapse Guarantee Rider (“Rider”) is made part of the Policy to which it is attached and must be elected for issue on the Policy Date. The effective date of the Rider will be the Policy Date.

To the extent any provisions contained in this Rider are contrary to or inconsistent with those of the Policy to which it is attached the provisions of this Rider will control the Policy accordingly. Terms not defined in this Rider have the meaning given to them in the Policy.

If this Rider is elected, we may restrict the availability of other optional riders, death benefit options, and/or investment options that may otherwise be offered with the Policy. Any restrictions in effect on the Policy Date will be stated in the application. Any restrictions imposed after the Policy Date will apply to Premium allocations and transfers made after the effective date of the restrictions.

You must elect an Extended No-Lapse Guarantee Maximum Attained Age at the time of application. This election is irrevocable.

Benefits Provided by this Rider

This Rider provides for a guarantee that the Policy will remain In Force up to the Extended No-Lapse Guarantee Maximum Attained Age, subject to the conditions stated in this Rider. This Rider has no cash value and no loan value.

Defined Terms

The following defined terms are used in this Rider:

Covered Specified Amount – The base Policy’s Specified Amount.

Extended No-Lapse Guarantee Death Benefit – A factor used in calculation of the Extended No-Lapse Guarantee Net Amount At Risk. For purposes of calculating the Extended No-Lapse Guarantee Net Amount At Risk, on any Policy Monthaversary, the Extended No-Lapse Guarantee Death Benefit is determined by replacing the Cash Value with the Extended No-Lapse Guarantee Value in the Death Benefit section of the Policy.

Extended No-Lapse Guarantee Loan Value – A factor equal to any loan principal plus accrued interest credited. The Extended No-Lapse Guarantee Rider Loan Value Minimum Interest Crediting Rate is stated in the Policy Specification Pages.

Extended No-Lapse Guarantee Maximum Attained Age – The latest Attained Age of the Insured to which the lapse protection provided by this Rider will be available. The elected Extended No-Lapse Guarantee Maximum Attained Age is stated in the Policy Specification Pages.

Extended No-Lapse Guarantee Monthly Deduction – Reference values used in the calculation of the Extended No-Lapse Guarantee Value. The Extended No-Lapse Guarantee Monthly Deduction is not actually assessed against the Policy’s Cash Value.

Extended No-Lapse Guarantee Net Amount At Risk – A reference value used in calculation of the Extended No-Lapse Guarantee Value. On any Policy Monthaversary, the Extended No-Lapse Guarantee Net Amount At Risk is the Extended No-Lapse Guarantee Death Benefit at the beginning of a Policy month, minus the Extended No-Lapse Guarantee Value on that Policy Monthaversary before deduction of the Extended No-Lapse Guarantee Monthly Cost Factors Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk, but after deduction of monthly charges for any riders and any other charges not dependent on the Extended No-Lapse Guarantee Net Amount At Risk. On any other day, the Extended No-Lapse Guarantee Net Amount At Risk is the Extended No-Lapse Guarantee Death Benefit minus the Extended No-Lapse Guarantee Value. The initial base Policy Specified Amount and any base Policy Specified Amount increases are separate segments of coverage. Each segment of coverage will have a separate associated Extended No-Lapse Guarantee Net Amount At Risk. If the Extended No-Lapse Guarantee Value exceeds the initial base Policy Specified Amount, it will then be considered a part of base Policy Specified Amount increases in the order the increases became effective. For the purpose of calculating the Extended No-Lapse Guarantee Net Amount At Risk, any Extended No-Lapse Guarantee Value less than zero will be replaced with zero.

Extended No-Lapse Guarantee Net Premium – The portion of each Premium actually applied to an Account as described in the Allocation of Premium and Interest Crediting to the Accounts section of this Rider.

Extended No-Lapse Guarantee Value – A reference value for the policy continuation feature provided by this Rider. The Extended No-Lapse Guarantee Value is equal to the sum of the Primary Fund Account plus the Secondary Fund Account and includes any Extended No-Lapse Guarantee Loan Value. Refer to the Extended No-Lapse Guarantee Rider Policy Continuation section for more information.

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NWLA-536-NY	Page 2	(2/2020)

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Rider Charge

This Rider has an associated charge that will be deducted each Policy Monthaversary. This charge compensates us for the mortality, lapse, and expense risks associated with no-lapse guarantee protection provided to you by this Rider and may include a margin for overall expenses, profit, and for funding the required reserve associated with this Rider.

The initial base Policy Specified Amount and any base Policy Specified Amount increases are separate segments of coverage. Each segment of coverage will have its own applicable Rider charge rate.

The monthly charge for this Rider is the sum of:

1.

the Policy’s monthly cost of insurance per $1,000 of Net Amount at Risk charge for the Specified Amount in effect on the Policy Date plus the monthly charge for any elected optional riders covered by this Rider, multiplied by the applicable extended no-lapse guarantee Rider charge rate; plus

2.	the monthly cost of insurance charge for any increase of the Policy’s Specified Amount multiplied by the applicable extended no-lapse guarantee Rider charge rate.

The rates for each segment of coverage may vary by the Insured’s Issue Age, policy duration, sex, the most recent rate class, rate type, rate class multiple and any flat extra rating, death benefit option in effect, other optional riders elected, and the Covered Specified Amount at the time the charge is assessed.

The Rider charge rate is determined by us and is subject to change as described in the Changes in Policy Cost Factors section of the Policy. However, the Rider charge rate will not exceed the Guaranteed Maximum Extended No-Lapse Guarantee Rider Monthly Charge Rates stated in the Policy Specification Pages.

The charge for this Rider terminates when the Rider terminates.

Extended No-Lapse Guarantee Rider Policy Continuation

The Extended No-Lapse Guarantee Value is a reference value used only for determining whether the policy continuation requirements of this Rider are met.

Two record-keeping accounts, the Primary Fund Account and the Secondary Fund Account (the “Accounts”) are established to calculate the Extended No-Lapse Guarantee Value for your Policy.

The Extended No-Lapse Guarantee Value is not used in determining the Cash Value, the Death Benefit Proceeds, or any other benefits provided in the Policy or any elected optional riders. The Extended No-Lapse Guarantee Value is not a monetary amount that you may access.

If the Cash Surrender Value of your Policy is not sufficient to cover the monthly deductions described in the Policy Charges and Deductions Provision of the Policy on any Policy Monthaversary, your Policy will not enter a grace period or lapse if:

1.	the Death Benefit Guarantee Period stated in the Policy Specification Pages has ended;

2.	this Rider has not terminated; and

3.	the Extended No-Lapse Guarantee Value, less Indebtedness, is greater than zero.

If your Policy is being kept In Force by its Death Benefit Guarantee Policy Continuation section, the Rider’s Extended No-Lapse Guarantee Value may become negative. It may grow more negative over time as Extended No-Lapse Guarantee Value Monthly Deductions continue to be accrued. On any day when the value of an Account is less than or equal to zero, we will credit interest to that Account at a zero percent interest rate. See the Allocation of Premium and Interest Crediting to the Accounts section below for more information. For purposes of calculating the Extended No-Lapse Guarantee Net Amount At Risk, any Extended No-Lapse Guarantee Value less than zero will be replaced with zero.

If your Policy is being kept In Force by this Rider, the Policy’s Cash Surrender Value may become negative. It may grow more negative over time as monthly deductions continue to be accrued. In addition, the Cash Surrender Value at the time the elected Maximum Attained Age of the Rider is reached may be insufficient to keep the Policy In Force unless additional Premium is paid.

Payment of additional Premium may be required to keep your Policy In Force if the requirements of this Rider are not met and your Policy’s Net Surrender Value is insufficient to cover the monthly deductions, including any negative Cash Surrender Value.

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Grace Period

It is possible for this Rider to terminate even though the Policy remains In Force.

If on any Policy Monthaversary after the Death Benefit Guarantee Period stated in the Policy Specification Pages has ended the Extended No-Lapse Guarantee Value, minus Indebtedness, is less than or equal to zero, this Rider will enter a grace period.

When this Rider enters a grace period, we will send a notice to your last known address informing you of the Rider’s lapse pending status and the amount of Premium you must pay to keep the Rider In Force. A Rider grace period will last sixty-one days from the date we mail you the notice.

At least thirty days prior to the end of the Rider grace period, we will send a reminder notice. During the grace period, the Rider will continue In Force. If you do not pay the required Premium by the end of this sixty-one day period, the Rider will terminate and cannot be reinstated. You will have the entire grace period to pay the required Premium. Payments submitted by U.S. mail must be postmarked within the grace period.

You may prevent this Rider from lapsing by paying sufficient Net Premium to cover the Extended No-Lapse Guarantee Monthly Deductions due during the grace period, plus any amount necessary to increase the Extended No-Lapse Guarantee Value to zero, plus an amount sufficient to keep the Rider In Force for three additional months.

If the Policy’s Cash Surrender Value is also negative at the time the Rider enters a grace period, a combined lapse notice will be provided. The Rider and Policy grace periods will run concurrently. The combined lapse notice will state the Premium requirements to prevent lapse of the Policy and Rider respectively. You may prevent the Policy from lapsing by paying the lesser of these amounts. However, if the Premium paid is not sufficient to meet the requirements of this Rider, this Rider will lapse.

Rider Reinstatement

If your Policy lapses during the its Death Benefit Guarantee Period and is subsequently reinstated, this Rider will also be reinstated, but only if the reinstatement occurs within the Death Benefit Guarantee Period stated in the Policy Specification Pages.

If the Policy and/or Rider lapse after the Death Benefit Guarantee Period stated in the Policy Specification Pages, this Rider cannot be reinstated.

Calculation of the Extended No-Lapse Guarantee Value

On the Policy Date, the value of each Account is equal to the Extended No-Lapse Guarantee Net Premium allocated to it, as described in the Allocation of Premium and Interest Crediting to the Accounts section of this Rider, minus the Extended No-Lapse Guarantee Monthly Deduction taken on the Policy Date.

Thereafter, the value of each Account on any Policy Monthaversary is calculated as follows:

1.	the value of that Account on the preceding Policy Monthaversary; plus

2.	one month’s interest on item 1 at that Account’s applicable interest rate; plus

3.

Extended No-Lapse Guarantee Net Premiums received since the last Policy Monthaversary, allocated to that Account as described in the Allocation of Premium and Interest Crediting to the Accounts section of this Rider; plus

4.

interest to the current Policy Monthaversary on item 3 at that Account’s applicable interest rate, as described in the Allocation of Premium and Interest Crediting to the Accounts section of this Rider; minus

5.	any partial Surrenders, including any partial Surrender fees; minus

6.	the Extended No-Lapse Guarantee Monthly Deduction for each Account deducted on the current Policy Monthaversary; minus

7.	any Extended No-Lapse Guarantee Value Surrender Charge Factor deducted as described in the Extended No-Lapse Guarantee Surrender Charge Factor section of this Rider.

Allocation of Premium and Interest Crediting to the Accounts

Premium is allocated to the Accounts as follows:

1.	all Premium received during a Policy Year up to the Primary Fund Account Premium Cap stated in the Policy Specification Pages is allocated to the Primary Fund Account (“Primary Account Premium”); and

2.	any Premium received during a Policy Year that is in excess of the Primary Fund Account Premium Cap is allocated to the Secondary Fund Account (“Secondary Account Premium”);

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3.	the amount actually applied to the Primary Fund Account is:

a.	1 minus the applicable Extended No-Lapse Guarantee Percent of Premium Expense Factor stated in the Policy Specification Pages; multiplied by

b.	the Primary Account Premium.

4.	the amount actually applied to the Secondary Fund Account is:

a.	1 minus the applicable Extended No-Lapse Guarantee Percent of Premium Expense Factor stated in the Policy Specification Pages; multiplied by

b.	the Secondary Account Premium.

Extended No-Lapse Guarantee Net Premiums are applied to an Account retroactively as of the Policy Monthaversary at the beginning of the Policy month in which the Premium was received. This applies to the Accounts only, Premium is never retroactively applied to the Cash Value, and loan repayments are not applied retroactively to Indebtedness.

The Extended No-Lapse Guarantee Interest Crediting Rates applicable to the Primary Fund Account and Secondary Fund Account are stated in the Policy Specification Pages. Extended No-Lapse Guarantee Net Premiums are credited with interest from the Policy Monthaversary at the beginning of the Policy month in which we receive the Premium. This applies to the Accounts only, interest is never retroactively credited to Premium applied to the Policy’s Cash Value or loan repayments applied to Indebtedness. On any day when the value of an Account is less than zero, we will credit interest to that Account at a zero percent interest rate.

The Extended No-Lapse Guarantee Interest Crediting Rates applicable to each Account will vary by the length of time since Policy Date, the Insured’s Issue Age, sex, rate class, rate type, rate class multiple, any monthly flat extra rating on the Policy Date, and the Covered Specified Amount at the time the interest is credited to the Accounts.

Partial Surrenders and Loans

All partial Surrenders are first deducted from the Secondary Fund Account until the Secondary Fund Account’s value reaches zero, and then partial Surrenders are deducted from the Primary Fund Account.

Loans are tracked for purposes of the Accounts as follows:

1.	loans and Policy Loan Interest Charged are first deducted from the Secondary Fund Account until that value reaches zero; then

2.	while the Secondary Fund Account is zero, any loans and Policy Loan Interest Charged are deducted from the Primary Fund Account; and

3.	Extended No Lapse Guarantee Loan Value interest is credited only to the Secondary Fund Account.

The interest is charged and credited in the same manner as for Indebtedness as described in the Policy. The Maximum Policy Loan Interest Charged Rate and Extended No Lapse Guarantee Loan Value Minimum Interest Crediting Rate are stated in the Policy Specification Pages. Refer to the Policy Loans section of the Policy for additional information regarding Policy loans.

Extended No-Lapse Guarantee Percent of Premium Expense Factors

The Extended No-Lapse Guarantee Percent of Premium Expense Factors are reference values used in the calculation of the Extended No-Lapse Guarantee Net Premium. These expense factors are stated in the Policy Specification Pages. They are not actually assessed against your Premium.

Premium received up to the Primary Fund Account Premium Cap in a given Policy Year will be assessed one rate and Premium received in excess of the Primary Fund Premium Cap will be assessed a separate rate.

The applicable Primary Fund Premium Cap varies by the Insured’s Issue Age, sex, rate class, rate type, rate class multiple, any monthly flat extra rating on the Policy Date, the Covered Specified Amount at the time the Premium is received, and election of other optional riders.

The Extended No-Lapse Guarantee Percent of Premium Expense Factors vary by the amount of Premium received in a Policy Year, the applicable Account, the length of time since the Policy Date, the Insured’s Issue Age, sex, rate class, rate type, rate class multiple, any monthly flat extra rating on the Policy Date, the Covered Specified Amount at the time the charge is assessed, and election of other optional riders.

Extended No-Lapse Guarantee Monthly Deduction

The Extended No-Lapse Guarantee Monthly Deductions are reference values used in the calculation of the Extended No-Lapse Guarantee Value. They are not actually assessed against your Cash Value.

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The initial base Policy Specified Amount and any base Policy Specified Amount increases are separate segments of coverage. Each segment of coverage will have its own applicable Extended No-Lapse Guarantee Monthly Deductions.

The Extended No-Lapse Guarantee Monthly Deduction for the Accounts is equal to:

1.	the Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk described below; plus

2.	the monthly cost of any additional benefits provided by any elected optional riders, not including this Rider, substituting Extended No-Lapse Guarantee Value calculation factors as follows:

a.	for the Acceleration of Life Insurance Death Benefit for Qualified Long-Term Care Services Rider the specific factors provided in the Policy Specification Pages; and

b.	for any other rider the rider’s charge multiplied by the No-Lapse Guarantee Rider Charge Conversion Factor stated in the Policy Specification Pages.

The Extended No-Lapse Guarantee Monthly Deduction is pro-rated between the Primary Fund Account and the Secondary Fund Account based on their respective values at the time the charge is assessed. If the Secondary Fund Account has a value of zero or is negative, the charge will be assessed against the Primary Fund Account only.

Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk

The Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk is determined by multiplying the Extended No-Lapse Guarantee Net Amount At Risk by the applicable factor from the Table of Monthly Cost Factors Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk stated in the Policy Specification Pages, divided by $1,000.

The initial base Policy Specified Amount and any base Policy Specified Amount increases in are separate segments of coverage. Separate factors are used to calculate the Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk for each segment of coverage.

The factors for each segment of coverage vary by the length of time a segment has been in effect, the Insured’s Attained Age and sex on the date a segment of coverage becomes effective, the most recent rate class, rate type, rate class multiple and any monthly flat extra rating for the Insured for each segment of coverage, and the Covered Specified Amount at the time the charge is assessed.

Extended No-Lapse Guarantee Surrender Charge Factor

An amount equal to any applicable surrender charge is also deducted from the Extended No-Lapse Guarantee Value for requested base Policy Specified Amount decreases. The full amount of any applicable surrender charge is deducted from the Extended No-Lapse Guarantee Value regardless of whether the Policy itself has sufficient Cash Value to fully deduct. The charge is first taken from Primary Fund Account until it is exhausted, then it is taken from the Secondary Fund Account. After the Secondary Fund Account is exhausted the surrender charge will begin to accrue in the Primary Fund Account and that account may become negative. The Guaranteed Maximum Surrender Charge Table applicable to each segment of coverage is stated in the Policy Specification Pages.

Extended No-Lapse Guarantee Value Factors

The Extended No-Lapse Guarantee Percent of Premium Expense Factors, the Primary and Secondary Funds Accounts’ interest rates, the Primary Fund Account Premium Cap, the Monthly Cost Per $1,000 of Extended No-Lapse Guarantee Net Amount At Risk, and Extended No-Lapse Guarantee Surrender Charge Factor may be affected by changes to your Policy. New rates will apply from the effective date of any changes to the Policy including Covered Specified Amount increases or decreases, rider additions or deletions, partial Surrenders resulting in base Policy Specified Amount decreases, death benefit option changes, and changes to the rate class, rate type, rate class multiple or any flat extra rating. You will be notified of any change to the Extended No-Lapse Guarantee Value Factors. Revised Policy Specification Pages will be issued reflecting any of these changes to insurance coverage.

Unless otherwise specified, the Accounts use all other Policy and rider charges and deductions as defined in your Policy, including any Indexed Interest Segment charge.

Changes to Insurance Coverage

In addition to the conditions listed in the Policy, no change will take effect unless either the Net Surrender Value or Extended No-Lapse Guarantee Value minus Indebtedness is sufficient after the change to keep your Policy In Force for at least three months.

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Termination of the Rider and Negative Unloaned Cash Value Reset

The benefit provided by this Rider will terminate on the earliest of the following occurrences:

1.	you request in writing to terminate under this Rider;

2.	you invoke the Overloan Lapse Protection Rider, if applicable;

3.	the Extended No-Lapse Guarantee Maximum Attained Age is reached;

4.	the Policy or this Rider lapse; or

5.	the date the Policy terminates for any reason.

If the unloaned portion of Cash Value is less than zero when this Rider terminates, it will be reset as follows:

1.	if the Rider terminates due to the Insured reaching the elected Extended No-Lapse Guarantee Maximum Attained Age, the unloaned portion of the Cash Value will be set equal to:

a.	zero; plus

b.

an amount equal to any Net Premium applied to the Policy after the last Policy Monthaversary prior to the termination. This amount will be added as a credit, prior to taking any monthly deductions or crediting interest. The credit will be treated as earnings for tax purposes and will not count towards any Policy or Rider requirements based on Premium; or

2.

if this Rider terminates for any other reason, the unloaned portion of the Cash Value will be set equal to zero. After the reset, the Cash Value and Indebtedness will continue to be calculated as described in the Policy Benefits and Values Provision of the Policy.

Secretary	President

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